Exhibit 99.3 to Form 8-K Report

Financial Condition

Overview
The financial improvement that began in 1998 continued throughout 1999 at Northeast Utilities (NU or the company), despite rate reductions in Connecticut and Massachusetts, and larger operating losses at NU's unregulated subsidiaries. NU's results benefited from the successful restart of the Millstone 2 nuclear unit, the strong operating performance delivered by the Millstone 3 and Seabrook Station (Seabrook) nuclear units, retail sales growth, and continued control over operation and maintenance (O&M) expenses. The financial improvement allowed NU to resume the payment of a quarterly dividend for the first time since early 1997. NU shareholders received a common dividend of 10 cents per share in the fourth quarter of 1999.

During 1999, NU resolved key industry restructuring issues by establishing initial stranded cost recovery levels and standard offer service tariffs and agreements in Connecticut and by receiving final approval of a restructuring plan in Massachusetts. The auction of substantially all of the fossil and hydroelectric generation assets owned by The Connecticut Light and Power Company (CL&P) and Western Massachusetts Electric Company (WMECO) and the auction of their respective interests in the output of the Millstone units, moved both companies along in their transition into purely electric transmission and distribution companies, as contemplated by restructuring legislation in both Connecticut and Massachusetts. Also in 1999, the company made significant progress toward resolving restructuring issues in the state of New Hampshire by negotiating a global restructuring settlement that is still subject to regulatory approval.

NU earned $34.2 million, or $0.26 per share in 1999, compared with a loss of $146.8 million, or $1.12 per share in 1998 and a loss of $130 million, or $1.01 per share in 1997. Absent significant one-time items, the NU system earned $0.89 per share in 1999, compared with a loss of $0.30 per share in 1998 and a loss of $0.76 per share in 1997. NU's improved 1999 operating results are attributed to better operating performance of its nuclear units, a strong economy and continued strong expense control throughout the year. The 1999 results included $83 million, or $0.63 per share, in after-tax write-offs. These write-offs were associated with the settlement of nuclear related issues ($0.39 per share), industry restructuring ($0.15 per share) and fees related to the pending merger with Consolidated Edison, Inc. (Con Edison) ($0.09 per share). During 1998, NU recorded $133 million, or $0.82 per share, in after-tax write-offs associated with a rate decision in Connecticut, the retirement of Millstone 1 and nonrecurring charges at Charter Oak Energy, an unregulated generation subsidiary of NU. The "Agreement to Settle PSNH Restructuring" (Settlement Agreement), involving the Public Service Company of New Hampshire (PSNH) calls for an after-tax write-off of $225 million.
However, that write-off was not recorded in 1999, as key aspects of the Settlement Agreement still required regulatory and legislative approval and it was not possible to determine the ultimate resolution of this matter at year end.

In 1999, NU's revenues exceeded $4 billion for the first time, totaling $4.47 billion, up 18.7 percent from revenues of $3.77 billion in 1998. The growth was primarily due to increased electric sales by Select Energy, Inc. (Select Energy), NU's unregulated power marketing subsidiary, and higher retail sales from NU's regulated subsidiaries. Select Energy's revenues totaled $554.9 million in 1999, compared with $29.3 million in 1998. Revenues from the company's regulated subsidiaries also benefited from a 3.8 percent increase in retail sales, the largest increase in retail sales in recent history. Approximately 40 percent of that growth was due to weather related factors that included a hotter than normal summer. The balance of that increase was due to economic expansion in NU's service territories.

Aside from increased revenues, the primary reason for better operating performance in 1999 was the return to service from extended outages of Millstone 3 in July 1998 and Millstone 2 in May 1999. The return to service of those units reduced replacement power costs by $215 million in 1999, compared to 1998.

Retail rate reductions involving CL&P and WMECO offset some of the growth in revenues. CL&P's rates were reduced 5 percent in early 1999. CL&P's rates were further reduced in January 2000 by 5 percent. The additional 5 percent rate reduction will offset some of the growth in future revenues. WMECO's rates were reduced a total of 15 percent from its August 1997 rates,
11.8 percent adjusted for inflation, between March 1998 and September 1999.

Sharply higher purchased-power costs at Select Energy also offset many of the benefits from higher sales. Select Energy recorded a net loss of $38.8 million in 1999, compared with a net loss of $13.4 million in 1998. Also in 1999, Select Energy's earnings were reduced by $4.1 million related to retail contracts which extend through 2003.

NU's ability to continue improving financial performance in 2000 will depend largely on continued regulated sales growth and on successful control of O&M expenses. Additionally, NU plans to meet the challenges of assimilating Yankee Energy System, Inc. (Yankee) into its business and achieving, by July 2000, the shareholder and regulatory approvals needed to complete the merger with Con Edison. NU also hopes to complete in 2000 the majority of restructuring work remaining, primarily the implementation of the Settlement Agreement in New Hampshire, the issuance of rate reduction bonds (securitization) to lower stranded costs at CL&P, WMECO and PSNH, and the auction of NU's ownership interests in the Millstone units. Additionally, during 2000, NU intends to continue focusing on the growth of its competitive businesses. NU's ability to reverse losses in its unregulated businesses will depend largely on the energy marketing subsidiary's ability to better balance its supply options, including soon to be acquired hydroelectric generation assets, with sales commitments.

Mergers

In 1998 and 1999, NU management concluded that the pace of deregulation was accelerating throughout the northeastern United States and that shareholders would benefit from NU, not only remaining a major provider of electric transmission and distribution service, but also becoming an unregulated marketer of both electricity and natural gas. NU management also concluded that as a result of the changes occurring in the highly competitive electric utility industry, increased size would be crucial to achieve its objective of being a leading provider of energy products and services in the Northeast.

NU management discussed potential business combinations with several electric utilities in the northeastern United States. On October 13, 1999, NU announced an agreement to merge with Con Edison, a financially stronger utility based in New York. Con Edison will pay approximately $3.8 billion for all of the outstanding common stock of NU and will assume NU's debt, capitalized leases and preferred securities which totaled $3.7 billion at December 31, 1999.
Under the merger agreement, NU shareholders will receive $25 per share, in a combination of cash and Con Edison common stock. NU shareholders will have the right to elect cash or stock subject to proration if the total elections exceed 50 percent in either cash or stock. NU shareholders who elect to receive stock will receive the number of shares of Con Edison stock based on the average trading prices, determined pursuant to a formula, during a fixed period prior to the closing. So long as such average trading prices are between $36 and $46 per share, the total value of the Con Edison common stock received by NU shareholders will be $25 per share. NU shareholders also have the right to receive an additional $1 per share in value as long as definitive agreements to sell its interests (other than that now held by PSNH) in Millstone 2 and 3 are entered into and recommended by the Utility Operations and Management Unit of the Connecticut Department of Public Utility Control (DPUC) on or prior to the later of December 31, 2000, or the closing of the merger. In addition, another $0.0034 per share per day for every day beyond August 5, 2000, that the merger is not consummated is added to the purchase price. If Con Edison's stock price is below $36 per share, then the value received for the stock portion will be less than $25 per share. The merger will create the nation's largest electric distribution system with more than 5 million customers and one of the 15 largest natural gas distribution systems with 1.4 million customers.

NU and Con Edison filed with various state and federal regulatory bodies in January 2000 to secure approval of the merger. The two companies expect these regulatory proceedings can be completed by the end of July 2000.

Also in 1999, NU management concluded that the Northeast Utilities system (NU system) would be stronger and customers could be better served if NU reentered the natural gas distribution business that it had exited in 1989 and examined several potential businesses in New England. By adding gas to NU's energy mix, NU will be able to broaden its services to its existing customers and will have additional opportunities for long-term growth. In June 1999, NU announced an agreement to merge with Yankee.

Yankee is the natural gas division that CL&P divested in 1989. Yankee shareholders will receive $45 per share, or approximately $479.6 million in cash and NU common stock. In addition, NU will assume Yankee's outstanding debt of approximately $240.8 million. Yankee shareholders will receive 45 percent of the $479.6 million in NU common stock and 55 percent in cash. NU will finance the cash portion of the transaction and will meet the stock component of the transaction by issuing new shares. NU expects to redeem a similar amount of shares later this year by closing out forward share purchase transactions with proceeds from restructuring. The forward share purchase transactions were arranged in late 1999 with two financial institutions. NU is prohibited from purchasing additional shares under its merger agreement with Con Edison. The merger will return to NU Connecticut's largest natural gas distribution system, as well as several unregulated businesses involved in energy services, collections and other areas. The Yankee merger received final DPUC approval in December 1999 and Securities and Exchange Commission
(SEC) approval in January 2000.  The merger is expected to close in early
March 2000.

Liquidity

During 1999, strong sales growth, improved nuclear performance and continued control of O&M expenses resulted in net cash flows provided by operations of $614.2 million in 1999, compared to $663.3 million in 1998 and $340.6 million in 1997.

On December 15, 1999, CL&P closed on the sale of 2,235 megawatts (MW) of fossil generation assets with an unaffiliated company. Proceeds from the sale totaled $516.9 million, including payments for fuel and inventory. CL&P used the proceeds primarily to par call $406 million of first mortgage bonds in December 1999. CL&P also used $57.5 million to buy out its lease of four 40 MW turbines.

On July 26, 1999, WMECO closed on the sale of 290 MW of fossil and hydroelectric generation assets with an affiliate of Con Edison. Proceeds from the sale were $48.5 million.

Proceeds from these generation asset sales are included in net cash flows provided by investing activities. Including construction expenditures and investments in nuclear decommissioning trusts, net cash flows provided by investing activities were $151.2 million in 1999, compared with net cash flows used in investing activities of $295.2 million in 1998 and $293 million in 1997.

The strong operating cash flows provided by NU's regulated businesses and the proceeds from generation asset sales enabled the NU system to substantially reduce its outstanding debt. As of December 31, 1999, the NU system's total debt level, including capital lease obligations, was $3.3 billion, compared with $3.9 billion as of December 31, 1998, and $4.1 billion as of December 31, 1997.

The net cash flows used in financing activities were $646.4 million in 1999, compared to $375.3 million in 1998 and $98.5 million in 1997. This included $864 million paid in 1999 to retire long-term debt and preferred stock, compared to $331.8 million in 1998 and $313.8 million in 1997. Cash dividends on common shares paid in 1999 were $13.2 million, compared to no cash dividends in 1998 and $32.1 million in 1997. Payments made for preferred stock dividends were $22.8 million, $26.4 million and $30.3 million for 1999, 1998 and 1997, respectively.

The NU system's access to capital also benefited from the strong operating performance at Millstone 2 and 3, continued progress toward the resolution of all restructuring issues in New Hampshire and the announced merger with Con Edison. During 1999, NU system securities received several upgrades from three credit rating agencies. CL&P's and WMECO's senior secured bonds achieved investment grade ratings for the first time since early 1997 and PSNH's bonds were upgraded to investment grade by Standard & Poor's (S&P) for the first time since early 1994. At year end, all securities were under review for possible upgrades, or on "credit watch" with positive implications by S&P, Moody's Investors Service and Fitch IBCA.

The rating agency upgrades benefited NU's efforts to broaden its credit lines. On November 19, 1999, NU parent entered into a $350 million, 364-day unsecured revolving credit facility which allows NU parent access to $350 million in a combination of cash and letters of credit. NU parent provides credit assurance in the form of guarantees of letters of credit, performance guarantees and other assurances for the financial performance obligations of certain of its unregulated subsidiaries, particularly Select Energy. Over the course of 1999, NU parent sought and received approval from the SEC to increase the limit of such credit assurance arrangements from $75 million to $500 million. However, NU is limited under certain loan agreements to $350 million of such arrangements without creditor approval. As of December 31, 1999, NU had provided approximately $190 million of such credit assurances.

Also on November 19, 1999, CL&P and WMECO entered into a new 364-day revolving credit facility for $500 million, replacing the previous $313.75 million facility which was to expire on November 21, 1999. The revolving credit facility, which is secured by second mortgaes on Millstone 2 and 3, will be used to bridge gaps in working capital and provide short-term liquidity.
CL&P may draw up to $300 million and WMECO may draw up to $200 million under the facility. Once CL&P and WMECO receive the proceeds from securitization, the $500 million facility will be reduced to $300 million, with a $200 million limit for CL&P and a $100 million limit for WMECO. As of December 31, 1999, CL&P had $90 million and WMECO had $123 million outstanding under this facility.

For further information regarding the NU parent revolving credit facility and the CL&P and WMECO revolving credit facility, see Note 3, "Short-Term Debt," to the consolidated financial statements.

PSNH's $75 million revolving credit agreement was terminated on April 14, 1999. PSNH currently funds its operations through cash on hand and operating cash flows. As of December 31, 1999, PSNH had $182.6 million of cash and cash equivalents. On April 14, 1999, PSNH renewed bank letters of credit that support nearly $110 million of taxable variable-rate pollution control bonds.

CL&P also has arranged financing through the sale of its accounts receivable. CL&P can finance up to $200 million through this facility. As of December 31, 1999, CL&P had $170 million outstanding under this facility. WMECO terminated its $40 million accounts receivable credit facility on June 30, 1999.

In late 1999, NU arranged forward purchase transactions for approximately 10 million NU common shares with two financial institutions (counterparties).
To effect these transactions, the counterparties purchased, on the open market between November 1999 and January 2000, NU common shares, at an average price per share of $21.26, in a total aggregate amount of $215 million. The counterparties maintain ownership of the shares until the transactions are settled. Additionally, NU will continue to accrue fees on the total aggregate amount at LIBOR plus 2.5 percent per annum, until the transactions are settled. These transactions can be settled in cash or NU common shares at the company's discretion. As required under the terms of the contracts, NU must settled the transactions no later than December 31, 2000 for an aggregate purchase price equal to $215 million. However, NU expects to settle these purchase transactions with the proceeds from restructuring in the second half of 2000. If prior to the settlement date, NU's share price falls below $15.80 per share, NU may be required to provide the counterparties with additional collateral.

During 2000, the NU system companies hope to receive regulatory approval to begin the process of securitizing approximately $2.5 billion of approved stranded costs. Securitization involves issuing rate reduction bonds with interest rates lower than the company's weighted average cost of capital. Proceeds from securitization will be used to significantly reduce the capitalization of NU's regulated subsidiaries and buyout or buydown certain purchased-power contracts with a number of nonutility generators.

Restructuring

During 1999, Connecticut and Massachusetts made significant progress in resolving industry restructuring issues. Restructuring orders issued in Connecticut and Massachusetts allowed NU to determine the impacts of discontinuing Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," for the generation portion of CL&P's and WMECO's businesses. In both states, the transmission and distribution portion of those businesses will continue to be cost-of-service regulated. In addition, the restructuring orders provided for a transition charge which allows for the recovery of CL&P's and WMECO's generation-related regulatory assets and prudently incurred stranded costs.

The process of restructuring the electric utility industry in New Hampshire has not yet been concluded, however, significant progress has been made over the past year. In August 1999, PSNH and state officials reached a Settlement Agreement, addressing all rate and restructuring issues involving PSNH, which is awaiting New Hampshire Public Utilities Commission (NHPUC) approval.

Connecticut
During April 1999, CL&P filed its standard offer service plan with the DPUC and received a decision on October 1, 1999, as amended on December 15, 1999. In that decision, the DPUC approved the recovery of CL&P's regulatory assets and certain stranded costs associated with CL&P's nuclear generation assets and established the methodology for setting CL&P's standard offer rates, including the transition charge and transmission and distribution rates.
The DPUC ruled on CL&P's stranded cost filing in July 1999 approving $3.5 billion of stranded cost recovery, which is utilized, in part, in the determination of the transition charge.

As provided for in the electric utility restructuring legislation enacted in April 1998, 35 percent of CL&P's customers were able to choose their electric generation supplier on January 1, 2000, with the remaining 65 percent having choice on July 1, 2000. The major components of rates are a transmission and distribution charge, a generation charge and a transition charge. For those customers who do not or are unable to choose another competitive electric generation supplier, CL&P will supply standard offer or generation service at an average rate of $0.04813 per kilowatt-hour (kWh) through December 31, 2003. The revenues attributable to standard offer (generation) service are expected to exceed the actual cost of providing generation and the difference will be applied against stranded costs. In accordance with a plan approved by the DPUC, one-half of the CL&P standard offer load was procured through a competitive bidding process, with the remaining one-half of the power being supplied by an affiliated company. The contracts are in place through the end of 2003. For further information regarding commitments and contingencies related to the Connecticut restructuring order, see Note 7A, "Commitments and Contingencies - Restructuring - Connecticut," to the consolidated financial statements.

Massachusetts
Massachusetts enacted electric utility restructuring legislation in November 1997. Based on an interim order approving WMECO's restructuring plan filed in December 1997, WMECO's customers were able to choose an alternative retail electricity supplier beginning on March 1, 1998. In 1999, the Massachusetts Department of Telecommunications and Energy (DTE) issued its final decision on WMECO's restructuring plan. In that decision, the DTE permitted WMECO to recover its generation-related regulatory asset balances and its nuclear decommissioning costs. However, the DTE disallowed any return on Millstone 2 and 3 starting March 1, 1998, until they returned to service and on Millstone 1 for its remaining life. The pretax impact of these disallowances was $41 million. The DTE also approved one-year contracts with the winning bidders of the standard offer and default service supply auction. For further information regarding commitments and contingencies related to the Massachusetts restructuring order, see Note 7A, "Commitments and Contingencies
- Restructuring - Massachusetts," to the consolidated financial statements.

Generation Asset Divestitures - Connecticut and Massachusetts
The Connecticut and Massachusetts restructuring laws required CL&P and WMECO to divest of their nonnuclear generation assets and utilize substantially all of the net gains from any sales to offset stranded costs. During 1999, WMECO and CL&P sold their nonnuclear generation assets resulting in net gains of $22.4 million and $286.5 million, respectively. A corresponding amount of regulatory assets was amortized. In September 1999, NU announced that the Millstone nuclear generation assets of its subsidiaries, CL&P and WMECO, will be put up for auction as soon as practical. For further information regarding commitments and contingencies related to the Connecticut and Massachusetts generation asset divestitures, see Note 7A, "Commitments and Contingencies - Restructuring - Nuclear Generation Assets Auction," to the consolidated financial statements.

New Hampshire
In August 1999, NU, PSNH and the state of New Hampshire signed the Settlement Agreement which will resolve a number of pending regulatory and court proceedings related to PSNH. The Settlement Agreement is awaiting approval of the NHPUC and is subject to legislative approval of securitization. The key components of the agreement include an after-tax write-off of $225 million of stranded costs; the recovery of the remaining stranded costs; the securitization of $725 million of approved stranded costs; the sale of generation assets and wholesale power entitlements, with transition service being available to customers for three years; a reduction in rates of an average of 18.3 percent, and the opening of the New Hampshire electricity market to competition. For further information regarding commitments and contingencies related to the New Hampshire Settlement Agreement, see Note 7A, "Commitments and Contingencies - Restructuring - New Hampshire," to the consolidated financial statements.

Unregulated Energy Services

The energy marketing and brokering business is intensely competitive, with many companies with larger financial resources than NU's bidding for business in the deregulating New England market. The sharply fluctuating cost of power supply caused by, among other things, weather extremes, plant outages and fuel costs, and a lack of load-following generating facilities, have made it difficult for Select Energy to economically match its wholesale power purchases with its power supply obligations. In 1999, Select Energy recorded a net loss of $38.8 million on revenues of $554.9 million, compared to a net loss of $13.4 million on revenues of $29.3 million in 1998. Select Energy's ability to economically compete has also been affected by NU's weakened financial position caused by the extended Millstone outages which ended in mid 1999.
In 2000, Select Energy's expected contract with an affiliated company, Northeast Generation Company, to purchase 1,329 MW of capacity and energy should significantly reduce the load-following risk and allow Select Energy to better manage its portfolio profitability.

Select Energy's goal is to be the regional and national leader in providing standard offer service to those Northeast markets opened to retail competition. Currently, Select Energy provides more than 5,000 MW of standard offer load, making it the largest provider of standard offer service in the Northeast. On December 22, 1999, Select Energy and an unaffiliated company signed a 6-month power supply agreement, effective January 1, 2000, to meet the utility's standard offer service requirements, which are expected to exceed 3,000 MW. This contract does not include renewal or termination provisions, and payment is due within ten days of the receipt of the bill. Select Energy has been serving this standard offer load since December 1998. During 1999, revenues billed to this customer totaled $276.1 million, or approximately 46 percent of Select Energy's revenues. On January 1, 2000, Select Energy began serving CL&P with one-half of its approximately 2,000 MW standard offer requirement for a 4-year period. The CL&P standard offer contract does not include renewal provisions. Select Energy can terminate the contract if the Federal Energy Regulatory Commission (FERC) or DPUC require changes to the contract which create material adverse economic impact to Select Energy which cannot be cured. These power supply contracts are expected to provide Select Energy with over 50 percent of its revenues in the year 2000. In addition, beginning in January 2000, Select Energy assumed responsibility for serving approximately
30 market-based wholesale contracts, totaling approximately 500 MW, throughout New England with electric energy supply that was previously provided by CL&P and WMECO. For the most part, the prices are fixed by contract and applicable to actual volumes.

Nuclear Generation

Millstone Nuclear Units
Millstone 3 received the appropriate Nuclear Regulatory Commission (NRC) approvals and resumed operation in July 1998. Millstone 2 received similar NRC approvals, resumed operation and was returned to CL&P's rate base in May 1999. Millstone 3 and 2 achieved annual capacity factors of 81.7 percent and 57.9 percent in 1999, respectively. After a 60-day refueling and maintenance outage, Millstone 3 returned to service on June 29, 1999, and has achieved a 98.1 percent capacity factor through December 31, 1999. Since returning to service in May 1999, Millstone 2 has achieved a 90.3 percent capacity factor through December 31, 1999. NU's total share of O&M expenses associated with Millstone 3 and 2 totaled $261.8 million in 1999, as compared to $323.2 million in 1998 and $406 million in 1997. Millstone 1 is currently in decommissioning status.

An auction of the NU system's ownership interests in the Millstone units is expected in 2000 with a closing in 2001. Based on regulatory decisions received in 1999, management expects to recover all of its remaining nuclear stranded costs from retail customers.

Seabrook
Seabrook achieved an annual capacity factor of 86.4 percent in 1999. However, since returning to service on May 13, 1999, after a 48-day refueling and maintenance outage, Seabrook has achieved a 99 percent capacity factor through December 31, 1999.

CL&P anticipates auctioning its 4.06 percent share of Seabrook, with the
35.98 percent share owned by its affiliate North Atlantic Energy Corporation
(NAEC) after approval of the Settlement Agreement. The Settlement Agreement with the state of New Hampshire requires divestiture prior to December 31, 2003.

Yankee Companies
On June 1, 1999, the FERC accepted the offer of settlement which was filed on January 15, 1999, by the Maine Yankee Atomic Power Company (MYAPC). The significant aspects of the settlement allowed MYAPC to collect $33.6 million annually to pay for decommissioning and spent fuel, approved its return on equity of 6.5 percent, permitted full recovery of MYAPC's unamortized investment, including fuel, and set an incentive budget for decommissioning at $436.3 million.

On October 15, 1999, the Vermont Yankee Nuclear Power Corporation (VYNPC) agreed to sell its unit for $22 million to an unaffiliated company. Among other commitments, the acquiring company agreed to assume the decommissioning cost of the unit after it is taken out of service, and the VYNPC owners have agreed to fund the uncollected decommissioning cost to a negotiated amount at the time of the closing of the sale. VYNPC's owners have also agreed either to enter into a new purchased-power agreement with the acquiring company or to buy out such future power payment obligations by making a fixed payment to them. CL&P, WMECO and PSNH have elected the buyout option. The VYNPC owners' obligations to close and pay such amounts are conditioned upon their receipt of satisfactory regulatory approval of the transaction, including provision for adequate recovery of these payments.

Nuclear Decommissioning
The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry regarding the recognition, measurement and classification of decommissioning costs for nuclear units in their financial statements.

Currently, the Financial Accounting Standards Board plans to review the accounting for obligations associated with the retirement of long-lived assets, including the decommissioning of nuclear units. If current accounting practices for nuclear decommissioning change, the annual provision for decommissioning could increase relative to 1999, and the estimated cost for decommissioning could be recorded as a liability with recognition of an increase in the cost of the related nuclear unit. However, management does not believe that such a change will have a material impact on the NU system's financial statements due to its current and future ability to recover decommissioning costs through rates.

Spent Nuclear Fuel Disposal Costs
The United States Department of Energy (DOE) originally was scheduled to begin accepting delivery of spent fuel in 1998. However, delays in confirming the suitability of a permanent storage site continually have postponed plans for the DOE's long-term storage and disposal site. Extended delays or a default by the DOE could lead to consideration of costly alternatives. NU has the primary responsibility for the interim storage of its spent nuclear fuel. Adequate storage capacity exists to accommodate all spent nuclear fuel at Millstone 1. The facilities for Millstone 2 are expected to provide adequate storage to accommodate a full-core discharge from the reactor until 2005 with the implementation of currently planned modifications. Fuel consolidation, which has been licensed for Millstone 2, could provide adequate storage capacity for its projected life. The facilities for Millstone 3 are expected to provide adequate storage for its projected life with the addition of new storage racks. Seabrook is expected to have spent fuel storage capacity until at least 2010. Meeting spent fuel storage requirements beyond these periods could require new and separate storage facilities. For further information regarding spent nuclear fuel disposal costs, see Note 7D, "Commitments and Contingencies - Spent Nuclear Fuel Disposal Costs," to the consolidated financial statements.

Market Risk and Risk Management Instruments

The NU system uses swaps and collars to manage the market risk exposures associated with changes in variable interest rates and energy prices. The
NU system uses these instruments to reduce risk by essentially creating offsetting market exposures. Based on the derivative instruments which are currently being utilized by the NU system companies to hedge some of their interest rate and energy price risks, there may be an impact on earnings upon adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which management has not estimated at this time.

Interest Rate Risk Management Instruments
Several NU subsidiaries hold variable-rate, long-term debt, exposing the NU system to interest rate risk. In order to hedge some of this risk, interest rate risk management instruments have been entered into on NAEC's $200 million variable-rate note. A 10 percent increase in market interest rates above the 1999 weighted average variable rate during 2000 would result in an immaterial impact on interest expense.

Energy Price Risk Management Instruments
In the generation of electricity, the most significant segment of the variable cost component is the cost of fuel. Typically, most of CL&P's fuel purchases were protected by a regulatory fuel price adjustment clause. However, for a specific, well-defined volume of fuel that was excluded from the energy price adjustment clause, CL&P employed energy price risk management instruments to protect itself against the risk of rising fuel prices, thereby limiting fuel costs and protecting its profit margins. These risks were created by the sale of long-term fixed-price electricity sales contracts to wholesale customers.

In 1999, CL&P divested substantially all of its fossil and hydroelectric generation assets and also transferred the rights and obligations of its long-term fixed-price contracts to an unregulated affiliate. As a result, the fuel swap positions were marked-to-market and CL&P recognized a loss of $5.2 million. In January 2000, the fuel swap positions were liquidated.

Unregulated Energy Services Market Risk
NU's unregulated companies, as major providers of electricity and natural gas, have certain market risks inherent in their business activities. Market risk represents the risk of loss that may impact the companies' financial position, results of operations or cash flows due to adverse changes in commodity market prices. In 1999, the companies increased their volume of electricity and gas marketing activities, increasing their risks. Policies and procedures have been established to manage these exposures including the use of risk management instruments.

Other Matters

Environmental Matters
NU is subject to environmental laws and regulations structured to mitigate or remove the effect of past operations and to improve or maintain the quality of the environment. For further information regarding environmental matters, see
Note 7C, "Commitments and Contingencies - Environmental Matters," to the consolidated financial statements.

Other Commitments and Contingencies
NU is subject to other commitments and contingencies primarily relating to nuclear litigation, nuclear insurance contingencies, its constuction program, long-term contractual arrangements, and the New England Power Pool generation pricing. For further information regarding these other commitments and contingencies, see Note 7, "Commitments and Contingencies," to the consolidated financial statements.

Year 2000 Issues
The transition into the year 2000 was a success for the NU system. Its mission to provide safe, reliable energy to its customers and to ensure continued operability of critical business functions was not affected by any year 2000 related issues.

The projected total cost of the year 2000 program is estimated at $21 million. The total cost to date was funded through operating cash flows. The NU system has incurred and expensed $20 million related to year 2000 readiness efforts.

Forward Looking Statements
This discussion and analysis includes forward looking statements, which are statements of future expectations and not facts. Words such as estimates, expects, anticipates, intends, plans, and similar expressions identify forward looking statements. Actual results or outcomes could differ materially as a result of further actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in historical weather patterns, changes in laws, developments in legal or public policy doctrines, technological developments, and other presently unknown or unforeseen factors.

Results Of Operations

The components of significant income statement variances for the past two years are provided in the table below.

                                           Income Statement Variances
                                             (Millions of Dollars)

                                1999 over/(under) 1998   1998 over/(under) 1997
                                Amount         Percent   Amount         Percent

Operating Revenues               $704             19%     $(67)            (2)%

Operating Expenses:
Fuel, purchased and net
  interchange power               428             29        (8)            (1)
Other operation                    52              7      (116)           (13)
Maintenance                       (58)           (15)     (103)           (20)
Depreciation                      (31)            (9)      (22)            (6)
Amortization of regulatory
  assets, net                     393             (a)       79             64
Federal and state income taxes     93             (a)        4             (a)
Taxes other than income taxes       9              4        (2)            (1)
Gain on sale of utility plant    (309)             -         -              -
Total operating expenses          584             16      (101)            (3)

Operating income                  120             53        34             18

Equity in earnings of regional
  nuclear generating and
  transmission companies           (7)           (59)       (1)            (9)
Nuclear unrecoverable costs        72             50      (143)          (100)
Other income/(loss), net          (19)            (a)       19             61
Interest charges, net              (5)            (2)       (3)            (1)
Preferred dividends of
  subsidiaries                     (4)           (14)       (4)           (13)

Net income/(loss)                 181             (a)      (17)           (13)

(a) Percentage greater than 100.

Operating Revenues
Total revenues increased by $704 million or 19 percent in 1999 due to higher revenues from the competitive companies ($552 million), higher regulated wholesale revenues ($107 million) and higher regulated retail revenues ($45 million). The competitive companies' increase is due to higher revenues from Select Energy ($526 million) and HEC Inc. (HEC) ($26 million). Select
Energy's revenues were higher in 1999 as a result of new contracts for energy sales. The regulated wholesale revenue increase is primarily due to higher energy sales and related capacity and transmission revenues. The regulated retail increase is primarily due to higher retail sales ($99 million) and the impact of Millstone 2 and 3 being returned to CL&P's rate base ($13 million). These retail increases were partially offset by retail rate reductions for CL&P and WMECO ($55 and $12 million, respectively). Regulated retail kilowatt-hour sales increased by 3.8 percent.

Retail revenues decreased by $199 million in 1998 due to retail rate reductions for CL&P, PSNH and WMECO and the accounting impact of Millstone 2 and 3 being removed from CL&P's rate base. Wholesale revenues decreased by $32 million primarily as a result of the terminated contract with the Connecticut Municipal Electric Cooperative (CMEEC). Other revenues decreased $50 million due to lower billings to outside companies for reimbursable costs and price differences among customer classes. These decreases were partially offset by higher fuel recoveries and higher retail sales volumes. Fuel recoveries increased by $166 million primarily due to higher fuel revenues from PSNH as a result of a higher fuel and purchased-power adjustment clause rate. Retail kilowatt-hour sales were 1.9 percent higher and contributed $48 million to nonfuel revenues in 1998 primarily as a result of economic growth in all three states.

Fuel, Purchased and Net Interchange Power
Fuel, purchased and net interchange power expense increased in 1999, primarily due to higher purchased energy and capacity costs as a result of higher sales for Select Energy ($521 million), regulated wholesale ($86 million) and regulated retail ($36 million), partially offset by lower replacement power costs due to the return to service of Millstone 2 and 3 ($215 million).

The change in fuel, purchased and net interchange power expense in 1998 was not significant.

Other Operation and Maintenance
Other O&M expenses decreased in 1999, primarily due to lower costs at the Millstone units ($125 million), partially offset by the recognition of environmental insurance proceeds in 1998 and additional environmental reserves in 1999 ($30 million), higher transmission and power exchange expenses ($35 million), higher spending at Seabrook ($10 million) as a result of the refueling outage, higher expenditures for HEC and the competitive businesses ($32 million), and expenses associated with the Con Edison merger ($12 million) in 1999.

Other O&M expenses decreased in 1998, primarily due to lower costs at the Millstone units ($159 million), lower costs at the Seabrook and Yankee companies' nuclear units ($50 million), the recognition of environmental insurance proceeds ($27 million), and lower administrative and general expenses ($26 million). These decreases were offset partially by higher recognition of nuclear refueling outage costs primarily as a result of the 1996 CL&P rate settlement ($29 million).

Depreciation
Depreciation decreased in 1999 and 1998, primarily due to the retirement of Millstone 1.

Amortization of Regulatory Assets, Net
Amortization of regulatory assets, net increased in 1999, primarily due to the increased amortization associated with the gain on the sale of CL&P's and WMECO's fossil and hydroelectric generation assets ($309 million), the amortization of CL&P's and WMECO's Millstone 1 remaining investment ($56 million) and the reclassification of the depreciation on the nuclear plants to regulatory assets ($23 million).

Amortization of regulatory assets, net increased in 1998, primarily due to accelerated amortizations in accordance with regulatory decisions for CL&P ($49 million), the amortization of NAEC's Seabrook deferred return ($79 million) and the beginning of the amortization of CL&P's Millstone 1 investment ($23 million). These increases were partially offset by the lower amortization of the PSNH acquisition premium ($40 million).

Federal and State Income Taxes
The consolidated statement of income taxes provides a reconciliation of actual and expected tax expense. The tax effect of temporary differences is accounted for in accordance with the rate-making treatment of the applicable regulatory commissions. In past years, this rate-making treatment has required the company to provide the customers with a portion of the tax benefits associated with accelerated tax depreciation in the year it is generated (flow-through depreciation). As these flow-through differences turn around, higher tax expense is recorded.

Federal and state income tax expense increased approximately $93 million in 1999, primarily due to the significant increase in pretax earnings. Significant variances of other items include a $10 million increase in flow-through depreciation turnaround and $4.6 million of nontax deductible merger related expenditures offset by the elimination of a $23 million deferred tax asset valuation reserve.

Federal and state income taxes increased in 1998, primarily due to higher book taxable income, partially offset by an increase in income tax credits primarily due to the Millstone 1 write-off of unrecoverable costs as a result of the February 1999 CL&P rate decision.

Gain on Sale of Utility Plant
CL&P and WMECO recorded gains on the sale of their fossil and hydroelectric generation assets in 1999. A corresponding amount of amortization expense was recorded.

Equity in Earnings of Regional Nuclear Generating and Transmission Companies Equity in earnings of regional nuclear generating and transmission companies decreased in 1999 and 1998, primarily due to lower earnings from the Connecticut Yankee Atomic Power Company.

Nuclear Unrecoverable Costs
Nuclear unrecoverable costs in 1999 are comprised of one-time charges related to the CL&P write-off of CMEEC nuclear costs ($19.9 million), the CL&P write-off of capital projects as a result of the Connecticut standard offer decision ($11 million), the CL&P/WMECO settlement of Millstone 3 joint owner litigation, net of insurance proceeds ($27 million), the WMECO return disallowed on Millstone 1 unrecovered plant from March 1998 forward ($10.8 million), and the WMECO disallowed Millstone 1 plant per the Massachusetts restructuring order ($2.1 million). In comparison, 1998 is comprised of the write-off of the Millstone 1 entitlement formerly held by CMEEC ($27.8 million) and the write-off of unrecoverable costs as a result of the February 1999 CL&P rate decision ($115.3 million).

Other Income/(Loss), Net
Other income/(loss), net decreased in 1999, primarily due to the PSNH settlement with the New Hampshire Electric Cooperative ($6.2 million) and the loss on the CL&P assignment of market-based contracts to Select Energy ($15 million).

The 1998 increase over 1997 is primarily due to the proceeds resulting from the shareholder derivative suit.